Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hilton Worldwide Holdings Inc. for the registration of 544,632,363 shares of common stock and to the incorporation by reference therein of our reports dated February 18, 2015, with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc., and the effectiveness of internal control over financial reporting of Hilton Worldwide Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

May 10, 2015